Exhibit 99.1

Revlon Announces Expiration of $100 Million Rights Offering

Offering Significantly Over-Subscribed by the Public—Proceeds to be Used to Reduce Debt

NEW YORK—(BUSINESS WIRE)—January 22, 2007—Revlon, Inc. (NYSE: REV) (‘‘Revlon’’) today announced the expiration of the subscription period for its previously-announced $100 million rights offering and related private placement which it launched on December 18, 2006 and which is expected to be consummated later this week. The subscription period for the rights offering expired at 5:00 p.m., New York City time, on January 19, 2007.

Revlon is pleased to announce that the rights offering was significantly over-subscribed, with subscribers in the rights offering, other than MacAndrews & Forbes Holdings Inc. and its affiliates (‘‘MacAndrews & Forbes’’), seeking to subscribe for approximately 72,130,938 shares of Revlon’s Class A common stock, at a price of $1.05 per share, pursuant to their basic and over-subscription privileges, which is 34,283,466 shares in excess of the 37,847,472 shares offered to the public in the rights offering.

Commenting on the announcement, Revlon President & CEO David Kennedy stated, ‘‘I am delighted with the broad participation in the rights offering and by this demonstration of confidence by not only MacAndrews & Forbes, but also by our other shareholders. This rights offering will allow us to strengthen our balance sheet by reducing debt.’’

MacAndrews & Forbes, Revlon’s majority stockholder, which is wholly-owned by Ronald O. Perelman, will, as previously announced, purchase in a private placement directly from Revlon a total of 57,390,623 shares of Revlon’s Class A common stock, pursuant to a previously-disclosed Stock Purchase Agreement between Revlon and MacAndrews & Forbes. Such shares will be purchased by MacAndrews & Forbes at the same price of $1.05 per share and represent the number of shares that MacAndrews & Forbes would otherwise have been entitled to subscribe for in the rights offering pursuant to its basic subscription privilege (which is approximately 60% of the total shares offered in the rights offering and private placement combined).

The shares to be sold to MacAndrews & Forbes will be sold in reliance on Rule 506 under the Securities Act of 1933, as amended. The issuance of shares to MacAndrews & Forbes will not be registered under the Securities Act, and, accordingly, such shares may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

As a result of these transactions, Revlon will issue a total of 95,238,095 new shares of its Class A common stock, increasing the number of outstanding shares of Revlon Class A common stock to 476,688,940 shares and increasing the total number of shares of common stock outstanding, including Revlon’s existing 31,250,000 shares of Class B common stock, to 507,938,940 shares. Following the completion of these transactions, MacAndrews & Forbes will beneficially own approximately 58% of Revlon’s Class A common stock and approximately 60% of Revlon’s total common stock outstanding, which shares represent approximately 74% of the combined voting power of such shares.

In the rights offering, rights holders who exercised their basic subscription privilege in full were entitled to subscribe for additional shares of Revlon Class A common stock pursuant to an over-subscription privilege. Revlon has indicated that, while it knows the total number of shares of Revlon Class A common stock subscribed for in the rights offering pursuant to the basic and over-subscription privileges, it is in the process of calculating the over-subscriptions. As soon as practicable after all over-subscriptions have been calculated and pro rata allocations and adjustments have been completed, which Revlon expects to be on or about February 1, 2007, Revlon will deliver to shareholders who purchased shares in the rights offering the shares of its Class A common stock purchased.

Revlon also announced that Revlon Consumer Products Corporation (‘‘RCPC’’ and, together with Revlon, the ‘‘Company’’), Revlon’s wholly-owned operating subsidiary, will use approximately $50 million of the proceeds of the rights offering and related private placement to redeem approximately $50 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2008 (the ‘‘Notes’’), at a

redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest up to, but not including, the redemption date. On or about January 23, 2007, a copy of the irrevocable notice of redemption will be mailed to record holders of the Notes being redeemed by U.S. Bank Trust National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107, the trustee under the indenture governing the Notes. The Notes will be redeemed on or about February 22, 2007.

In addition, Revlon also announced that upon receipt of the proceeds from the rights offering and related private placement, RCPC will use the remainder of such proceeds to repay approximately $50 million of indebtedness outstanding under RCPC’s $160 million revolving credit facility, without any permanent reduction in that commitment, after paying fees and expenses incurred in connection with the rights offering and related private placement.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. Revlon’s vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex®, and Mitchum®.

CONTACT:	Calandra Matthews 212-527-6463